CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Lifetime Achievement Fund, Inc. and to the use of our report dated February 23, 2010 on the financial statements and financial highlights of the Fund. Such financial statements and financial highlights appear in Lifetime Achievement Fund Inc.’s 2009 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

/s/ BBD, LLP

Philadelphia, Pennsylvania
April 30, 2010